                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only
[X]  Definitive Proxy Statement                (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or 240.14a-12

                               AVANEX CORPORATION
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                  AVANEX LOGO

                           40919 ENCYCLOPEDIA CIRCLE,
                           FREMONT, CALIFORNIA 94538

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 24, 2000

TO THE STOCKHOLDERS OF AVANEX CORPORATION:

     NOTICE IS HEREBY GIVEN that the fiscal year 2000 Annual Meeting of Stockholders of AVANEX CORPORATION, a Delaware corporation (the "Company"), will be held on Tuesday, October 24, 2000 at 11:00 a.m. local time at the Marriott Hotel, 46100 Landing Parkway, Fremont, California, 94538, telephone: (510) 413-3766 for the following purposes:

     1. To elect three directors to hold office until the 2003 Annual Meeting of Stockholders;

     2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending June 30, 2001; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on September 1, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                                 /s/   JUDITH O'BRIEN
                                          --------------------------------------
                                                      Judith O'Brien
                                                        Secretary

Fremont, California
September 2000

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                  AVANEX LOGO
                           40919 ENCYCLOPEDIA CIRCLE,
                           FREMONT, CALIFORNIA 94538

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 24, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Avanex Corporation, a Delaware corporation (the "Company"), for use at the fiscal year 2000 Annual Meeting of Stockholders to be held on October 24, 2000, at 11:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Marriott Hotel, 46100 Landing Parkway, Fremont, California 94538, telephone: (510) 413-3766. The Company intends to mail this proxy statement and accompanying proxy card on or about September 20, 2000, to all stockholders entitled to vote at the Annual Meeting.

     THE COMPANY SHALL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF THE ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE ANNUAL REPORT, UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO AVANEX CORPORATION, 40919 ENCYCLOPEDIA CIRCLE, FREMONT, CALIFORNIA 94538 ATTN: BRIAN KINARD, VICE PRESIDENT AND GENERAL COUNSEL.

RECORD DATE, VOTING AND OUTSTANDING SHARES

     Only holders of record of common stock at the close of business on September 1, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 1, 2000 the Company had outstanding and entitled to vote 64,943,599 shares of common stock.

     Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Except for Proposal 1, abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Assistant Secretary of the Company at the Company's principal executive office, 40919 Encyclopedia Circle, Fremont, California 94538, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Merely attending the meeting will not, by itself, revoke a proxy.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is May 28, 2001. Pursuant to the Company's bylaws, a stockholder intending to raise a proposal or a nomination for director that is not to be included in such proxy statement and proxy at the Company's 2001 annual meeting of stockholders must provide specified information about such proposal or nomination to the Company by June 27, 2001.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Only persons elected by a majority of the remaining directors may fill vacancies on the Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director or that director's successor is elected and qualified.

     The Board of Directors is presently composed of nine members. There are three directors in the class whose term of office expires in 2000. The nominees for election to this class are current directors of the Company. If elected at the Annual Meeting, the nominees would serve until the 2003 annual meeting and until they or their successors are elected and have qualified, or until each such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld or is not voted against the election of such nominees, for the election of the nominees named below. In the event that any nominee or the nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee or nominees as management may propose. The persons nominated for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unable to serve.

     Set forth below is biographical information for the persons nominated and for each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

     WALTER ALESSANDRINI, age 53, has served as one of our directors and as our President and Chief Executive Officer since March 1999. Dr. Alessandrini was President and Chief Executive Officer of Pirelli Cables and Systems North America LLC, a manufacturer of cables and communications systems, from November 1996 to March 1999. From November 1990 to November 1996, he was President and Chief Executive Officer of Union Switch & Signal Inc., a manufacturer of rail transportation signaling and control systems. Dr. Alessandrini received a doctorate degree in Mechanical Engineering from the University of Genoa, Italy.

     MICHAEL GOGUEN, age 36, has served on our board of directors since February 1998. He has held various positions at Sequoia Capital, a venture capital firm, since July 1996 and has been a general partner since July 1997. From May 1995 to July 1996, Mr. Goguen was a Director of Software at Bay Networks, Inc., a computer network system provider. Prior to that, Mr. Goguen was a Director of Software at Centillion Network Inc. a network equipment manufacturing company, from August 1994 to May 1995. Mr. Goguen currently serves as a director of several private companies. Mr. Goguen received a B.S. degree in Electrical Engineering from Cornell University and a graduate degree in Electrical Engineering from Stanford University.

     GREGORY REYES, JR., age 37, has served on our board of directors since December 1999. Mr. Reyes has served as a director and President and Chief Executive Officer of Brocade Communications Systems, Inc., a developer of products for storage area networks, from July 1998 to the present. From January 1994 to June 1998, Mr. Reyes served as President, Chief Executive Officer and Chairman of the board of directors of Wireless Access, Inc., a wireless data communications products company. Mr. Reyes has also served as a director of Proxim, Inc., a wireless networking company, from April 1998 to the present. Mr. Reyes received a B.S. degree in Business Administration from Saint Mary's College.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

     TODD BROOKS, age 39, has served on our board of directors since February 1998. Mr. Brooks has been a general partner at the Mayfield Fund, a venture capital firm, since February 1999. From April 1995 to January 1999, Mr. Brooks served as a managing principal with JAFCO America Ventures, a venture capital firm. Mr. Brooks also served as an equity research analyst for Franklin-Templeton Funds, an investment corporation, from August 1993 to April 1995. Mr. Brooks currently serves as a director of several private companies. Mr. Brooks received a B.S. degree in Chemical Engineering from Texas A&M University, graduate degrees in Electrical Engineering and Chemical Engineering from the University of California at Berkeley and an M.B.A. degree from the Harvard Business School.

     VINT CERF, age 57, has served on our board of directors since December 1999. Dr. Cerf has served as the Senior Vice President for Internet Architecture and Technology for WorldCom (formerly MCI WorldCom Corporation), a telecommunications company, since September 1998. From January 1996 to September 1998, Dr. Cerf was the Senior Vice President for Internet Architecture and Engineering at WorldCom (formerly MCI Communications Corporation), a telecommunications company. Dr. Cerf was Senior Vice President for Data Architecture at MCI Telecommunications, Inc. (now a part of WorldCom), a telecommunications company, from February 1994 to December 1995. Dr. Cerf is also a director of Nuance Communications, a developer of voice recognition software, and several private companies. Dr. Cerf received a B.S. degree in Mathematics from Stanford University, an M.S. degree in Computer Science from the University of California, Los Angeles, and a Ph.D. degree in Computer Science from the University of California, Los Angeles.

     SETH NEIMAN, age 46, has served on our board of directors since February 1998. Since August 1994, he has held various positions at Crosspoint Venture Partners, a venture capital firm, and has been a general partner of Crosspoint since January 1996. Mr. Neiman is also a director of Brocade Communications Systems, Inc., a developer of products for storage area networks, Foundry Networks, Inc., a manufacturer of computer networking equipment, and several private companies. Mr. Neiman received a B.A. degree in Philosophy from Ohio State University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

     FEDERICO FAGGIN, age 58, has served on our board of directors since December 1999. Dr. Faggin has served as Chairman of the board of directors of Synaptics, Inc., a creator of human interface technologies and products using neural networks and mixed signal technologies, from January 1999 to the present. From 1986 to January 1999, Dr. Faggin served as a director, President and Chief Executive Officer of Synaptics. Dr. Faggin is also a director of Integrated Device Technology, Inc., a producer of integrated circuits, GlobeSpan Inc., a producer of DSL integrated circuits, and several other private companies. Dr. Faggin received a doctorate degree in Physics from the University of Padua, Italy.

     JOEL SMITH, age 54, has served on our board of directors since December 1999. Mr. Smith has served as the President of Bank of America East, a financial institution, from October 1998 to the present. From July 1991 to October 1998, Mr. Smith served as President of Nations Bank Carolinas, a financial institution. Mr. Smith served on the board of directors of Ansaldo Signal, N.V. from November 1996 to April 1999. Mr. Smith received a B.A. degree from the University of the South in Sewanee, Tennessee.

     XIAOFAN (SIMON) CAO, age 37, one of our co-founders, has served as one of our directors since October 1997 and as our Senior Vice President, Product Development since June 1998. He was our President and Chief Executive Officer from October 1997 to June 1998. From October 1996 to October 1997, Dr. Cao served as Vice President, Sales and Marketing of Oplink Communications, Inc., a producer of components and modules for fiber optic networks. From May 1992 to September 1996, Dr. Cao was a Senior Technical Service Manager for E-Tek Dynamics, Inc. (now a subsidiary of JDS Uniphase, Inc.), a producer of components and modules for fiber optic networks. Dr. Cao received a B.S. degree in Physics from Zhongshan University, China, M.S. degrees in Physics and Electrical Engineering from the University of Southern California and Ph.D. degrees in Physics and Electrical Engineering from the University of Southern California.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended June 30, 2000 the Board of Directors held ten
(10) meetings and in addition, acted by unanimous written consent three (3) times. The Board of Directors has an Audit Committee, a Compensation Committee and an Option Committee.

     The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the results and scope of the audit and other professional services provided by our independent auditors; reviews the independence of the independent auditors; and reviews and evaluates our internal control functions. The Audit Committee is composed of three non-employee directors: Dr. Faggin and Messrs., Reyes Jr. and Smith. During the fiscal year ended June 30, 2000 the Audit Committee held four (4) meetings and took no actions by unanimous written consent. The actions of the Audit Committee are further outlined in the Section entitled "Report of the Audit Committee."

     The Compensation Committee reviews and recommends to the Board the compensation and benefits for our officers and directors, including stock compensation and loans and establishes and reviews general policies relating to the compensation and benefits of our employees. The Compensation Committee is composed of three non-employee directors: Messrs. Brooks, Goguen and Neiman. It met twelve (12) times during the fiscal year ended June 30, 2000 and in addition, acted by unanimous written consent three (3) times.

     The Option Committee was established by the Company's Board of Directors to grant, on behalf of the Board, to employees other than officers and Directors, options to purchase common stock of Avanex Corporation, pursuant to guidelines for the size of grants to particular levels of employees established by the Company and approved by the Board of Directors. Members of the committee are appointed by, and serve at the discretion of, the Board of Directors. During fiscal year 2000 the Options Committee was comprised of Directors Neiman and Alessandrini for part of the year and for the remainder of the year solely by Dr. Alessandrini. The Committee met 5 times during fiscal year 2000, and additionally acted by unanimous written consent 26 times.

     During the fiscal year ended June 30, 2000, each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                               EXECUTIVE OFFICERS

     Our executive officers are as follows:

             NAME               AGE                         POSITION
             ----               ---                         --------
Walter Alessandrini...........  53    Chief Executive Officer, President and Director
Simon (Xiaofan) Cao...........  37    Senior Vice President, Product Development and
                                      Director
Brett Casebolt................  27    Vice President, Business Development
Jessy Chao....................  33    Vice President, Finance and Chief Financial Officer
Anthony Florence..............  57    Vice President, Corporate Marketing
Paul (Shi-Qi) Jiang...........  42    Vice President, Manufacturing and Vendor Management
Brian Kinard..................  35    Vice President and General Counsel
Peter Maguire.................  49    Vice President, Worldwide Sales
Charles (Xiaoping) Mao........  41    Vice President, Product Marketing and Applications
                                      Strategy
James Pickering III...........  59    Vice President, Quality
Margaret Quinn................  47    Vice President, Human Resources and Administration

                            ------------------------

     Biographical information about Dr. Alessandrini is included under the caption "Nominees for Election for a Three-year Term Expiring at the 2003 Annual Meeting".

     Biographical information about Dr. Cao is included under the caption "Directors Continuing in Office Until the 2002 Annual Meeting".

     BRETT CASEBOLT has served as our Vice President, Business Development since March 2000. Mr. Casebolt was Director of Business Development for the Company from January 2000 to March 2000. Mr. Casebolt was an associate at the investment banking firms of Morgan Stanley Dean Witter, from June 1999 to January 2000, and Dain Rauscher Wessels from September 1995 to June 1999. Mr. Casebolt received B.A. and B.S. degrees in Finance from Drake University.

     JESSY CHAO, one of our co-founders, has served as our Vice President, Finance and Chief Financial Officer since October 1999. He was our Director of Finance and Business Operations from February 1998 to October 1999. Mr. Chao was the Accounting and Finance Manager for E-Tek Dynamics, Inc. (now JDS Uniphase), a producer of components and modules for fiber optic networks, from September 1992 to January 1998. Mr. Chao received a B.S. degree in Accounting from San Jose State University.

     ANTHONY FLORENCE has served as our Vice President, Corporate Marketing since November 1999. Mr. Florence was Vice President, Corporate and Investor Relations, and Office of the Chairman at Ansaldo Signal N.V., a company involved in the global signaling, automation and control systems industry, from November 1996 to November 1999. From November 1993 to November 1996, Mr. Florence served as Vice President, Corporate Planning, Marketing and Investor Relations for Union Switch & Signal Inc., a company involved in the global signaling, automation and control systems industry. Mr. Florence received a B.A. degree in English from Wheeling College and an M.A. degree in English from the University of Dayton.

     PAUL JIANG, one of our co-founders, has served as our Vice President, Manufacturing and Vendor Management since February 1998. Mr. Jiang was a Senior Manager at E-Tek Dynamics, Inc. (now JDS Uniphase), a producer of components and modules for fiber optic networks, from January 1994 to January 1998. Mr. Jiang received a B.S. degree in Optics from University of La Verne.

     BRIAN KINARD has served as our Vice President and General Counsel since March 2000. Mr. Kinard was Director of Corporate Development and Legal Affairs for the Company from October 1999 to March 2000. Mr. Kinard was a Corporate Associate at the law firm of Wilson Sonsini Goodrich and Rosati PC, from August 1995 to October 1999. From September 1989 to August 1992, Mr. Kinard was an Electrical Engineer at Alcatel Network Systems, a manufacturer of fiber optic systems for the communications industry.

Mr. Kinard received undergraduate and graduate degrees in Electrical Engineering from Texas A&M University and a law degree from Harvard University Law School.

     PETER MAGUIRE has served as our Vice President, Worldwide Sales since June 1999. Mr. Maguire was the Vice President, Sales for the IXC Market at Fujitsu Network Communications, Inc., a manufacturer of fiber optic communication equipment, from May 1999 to June 1999. From July 1992 to May 1999, he was Vice President, Sales for Pirelli Cables and Systems North America LLC, a manufacturer of cables and communications systems. Mr. Maguire received a B.S. degree in Business Administration and an M.B.A. degree from American States University.

     CHARLES MAO has served as our Vice President, Product Marketing and Applications Strategy since May 2000. Dr. Mao was Senior Director of Applications Strategy for the Company from October 1999 to May 2000 and Director of Systems Engineering for the Company from February 1999 to October 1999. Prior to joining the Company, Dr. Mao was a Senior Engineer for MCI WorldCom Corporation (now WorldCom), a communications service provider, from May 1995 to February 1999. Dr. Mao received an undergraduate degree in Electrical Engineering from Nanjing University

     JAMES PICKERING has served as our Vice President, Quality since September 1999. Mr. Pickering was Vice President, Quality at Etec Systems, Inc., a manufacturer of semiconductor mask-making equipment, from March 1997 to September 1999. From December 1989 to March 1997, he was Vice President, Customer Satisfaction at Union Switch & Signal Inc., a company involved in the global signaling, automation and control systems industry. Mr. Pickering received a B.S. degree in Industrial Technology from Northeastern University and an M.B.A. degree from Babson College.

     MARGARET QUINN has served as our Vice President, Human Resources and Administration since October 1999. Ms. Quinn was a principal at HRMQ, a human resources consulting company, from January 1999 to October 1999. From August 1997 to January 1999, she was Director of International Customer Support at Nellcor Puritan Bennett Incorporated, a manufacturer of respiratory monitoring systems. Ms. Quinn served as a human resources consultant at Nellcor Puritan Bennett from October 1996 to August 1997. Prior to that, Ms. Quinn served as the Director of Human Resources for Cyrix Corporation, a manufacturer of microprocessors, from April 1992 to May 1996. Ms. Quinn received a B.A. degree in Spanish Literature from Mills College.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of June 30, 2000 by:

     - each stockholder who is known by us to own beneficially more than 5% of our common stock;

     - each of our named executive officers;

     - each of our directors and nominees for director; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated or pursuant to applicable community property laws, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of our common stock. This table also includes shares beneficially owned by a spouse as community property as of June 30, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 64,261,593 shares of common stock outstanding as of June 30, 2000, together with options for that stockholder that are currently exercisable or exercisable within 60 days of June 30, 2000. In computing the number and percentage of shares beneficially owned by a person, shares of common stock subject to options currently exercisable, or exercisable within 60 days of June 30, 2000 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. As of June 30, 2000, other than Charles Mao and Vint Cerf, no individual listed in the table below owned any options or warrants to purchase any of our common stock. Some of the shares held by our executive officers are subject to our right of repurchase.

                                                                         SHARES BENEFICIALLY
                                                   SHARES ISSUABLE              OWNED
                                                     PURSUANT TO        (INCLUDING THE NUMBER
                                                       OPTIONS             SHARES SHOWN IN
                                                  EXERCISABLE WITHIN      THE FIRST COLUMN)
        PRINCIPAL STOCKHOLDERS, DIRECTORS             60 DAYS OF        ---------------------
          AND NAMED EXECUTIVE OFFICERS              JUNE 30, 2000         NUMBER      PERCENT
        ---------------------------------         ------------------    ----------    -------
Crosspoint Venture Partners(1)...................           --           7,608,367     11.84%
  2925 Woodside Road
  Woodside, California 94062
Sequoia Capital(2)...............................           --           7,981,242     12.42
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, California 94025
JAFCO America Ventures, Inc.(3)..................           --           6,529,742     10.16
  505 Hamilton Avenue, #310
  Palo Alto, California 94301
Mayfield Fund(4).................................           --           4,154,572      6.47
  2800 Sand Hill Road
  Menlo Park, California 94025
Walter Alessandrini(5)...........................           --           5,711,648      8.89
Simon Cao........................................           --           3,990,226      6.21
Seth Neiman(6)...................................           --           7,708,367     12.00
Michael Goguen(7)................................           --           8,003,411     12.45
Gregory Reyes, Jr................................           --              40,713         *
Todd Brooks(8)...................................           --           4,193,314      6.53
Vint Cerf........................................       40,000               1,639         *
Federico Faggin..................................           --              41,200         *
Joel Smith.......................................           --              41,200         *
Paul Jiang(9)....................................           --           2,304,000      3.59
Jessy Chao.......................................           --           1,437,200      2.24
Brian Kinard.....................................           --             151,000         *
Margaret Quinn(10)...............................           --             137,000         *
Anthony Florence.................................           --             195,000         *
Brett Casebolt...................................           --             197,500         *
James Pickering III..............................           --             263,880         *
Charles Mao......................................       59,375             228,125         *
Peter Maguire(11)................................           --             826,600      1.29
All officers and directors as a group (18
  persons)(12)...................................       99,375          35,468,510     55.19

---------------
  * Represents beneficial ownership of less than one percent of the common stock.

 (1) Represents 6,015,980 shares held by Crosspoint Venture Partners 1997 and 1,592,387 shares held by Crosspoint Venture Partners LS 1999. The general partner of Crosspoint Venture Partners 1997 is Crosspoint Associates 1997. The general partner of Crosspoint Venture Partners LS 1999 is Crosspoint Associates 1999. The general partners of Crosspoint Associates 1997 and Crosspoint Associates 1999 are John Mumford, Rich Shapero, Robert Hoff, Jim Dorrian and Seth Neiman, one of our directors. Each of the general partners of Crosspoint Associates 1997 and Crosspoint Associates 1999 disclaim beneficial ownership of the shares held by Crosspoint Venture Partners 1997 and Crosspoint Venture Partners LS 1999, except to the extent of his pecuniary interest in these shares.

 (2) Represents 6,548,942 shares held by Sequoia Capital VII; 681,379 shares held by Sequoia Capital Franchise Fund; 286,293 shares held by Sequoia Technology Partners VII, a California Limited Partnership; 174,600 shares held by SQP 1997; 114,518 shares held by Sequoia International Partners;

     98,212 shares held by Sequoia 1997 LLC and 77,298 shares held by Sequoia Capital Franchise Partners. SC VII-A Management LLC is the general partner of Sequoia Capital VII, Sequoia Technology Partners VII and Sequoia International Partners. The general partners of SC VII-A Management are Douglas Leone, Michael Moritz, Mark Stevens and Thomas Stephenson. Each of the general partners of SC VII-A Management LLC disclaim beneficial ownership of the shares held by Sequoia Capital VII, Sequoia Technology Partners VII and Sequoia International Partners, except to the extent of their pecuniary interest in these shares. The general partner of Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners is SCFF Management LLC. The general partners of SCFF Management LLC are Douglas Leone, Michael Moritz, Mark Stevens, Thomas Stephenson and Michael Goguen, one of our directors. Each of the general partners of SCFF Management LLC disclaim beneficial ownership of the shares held by Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners, except to the extent of his pecuniary interest in these shares.

 (3) Represents 5,146,426 shares held by U.S. Information Technology No. 2 Investment Enterprise Partnership, 745,956 shares held by JAFCO Co., Ltd., 159,340 shares held by JAFCO G6-(A) Investment Enterprise Partnership, 159,340 shares held by JAFCO G6-(B) Investment Enterprise Partnership, 159,340 shares held by JAFCO JS-3 Investment Enterprise Partnership and 159,340 held by JAFCO R-3 Investment Enterprise Partnership. The general partners of U.S. Information Technology No. 2 Investment Enterprise Partnership are JAFCO America Ventures, Inc., a California corporation, and JAFCO Co., Ltd., a Japanese corporation. The general partner of JAFCO G6-(A) Investment Enterprise Partnership, JAFCO G6-(B) Investment Enterprise Partnership, JAFCO JS-3 Investment Enterprise Partnership and JAFCO R-3 Investment Partnership is JAFCO Co., Ltd.

 (4) Represents 3,921,968 shares held by Mayfield IX 197,604 shares held by Mayfield Associates Fund IV and 35,000 shares held by Valley Partners II. Mayfield IX Management LLC is the general partner of Mayfield IX and Mayfield Associates Fund IV. The managing directors of Mayfield IX Management LLC are Yogen K. Dalal, Kevin A. Fong, A. Grant Heidrich, Mike
     J. Levinthal, Russell C. Hirsch, Wende S. Hutton, George A. Pavlov, F. Gib Myers, Bill D. Unger and Van Van Auken. The non-managing directors of Mayfield IX Management LLC are David J. Ladd, Allen L. Morgan and Todd A. Brooks, one of our directors. Each of the managing directors and non-managing directors of Mayfield IX Management LLC disclaims beneficial ownership of the shares held by Mayfield IX and Mayfield Associates Fund IV, except to the extent of his pecuniary interest in these shares. Yogen
     K. Dalal, Kevin A. Fong, A. Grant Heidrich, Mike J. Levinthal, Russell C. Hirsch, Wende S. Hutton, George A. Pavlov, F. Gib Myers, Bill D. Unger and Van Van Auken are general partners of Valley Partners II.

 (5) Represents 5,258,648 shares held by Mr. Alessandrini individually; 225,000 shares held by the Walter Alessandrini Annuity Trust u/i dtd November 22, 1999, of which Mr. Alessandrini is trustee and has voting and dispositive power over; 225,000 shares held by the Anna Rita Alessandrini Annuity Trust u/i dtd November 22, 1999, of which Mr. Alessandrini is trustee and has voting and dispositive power over; and 3,000 shares held by the Laura Graziani-Trust 1999 u/i dtd December 2, 1999, of which Mr. Alessandrini is a trustee and has voting and dispositive power over.

 (6) Includes 100,000 shares held by Mr. Neiman individually and 7,608,367 shares held by entities affiliated with Crosspoint Venture Partners. Mr. Neiman is a general partner of Crosspoint Venture Partners and is a director of the Company. Mr. Neiman disclaims beneficial ownership of shares held by those entities, except to the extent of his proportional interest arising from his partnership interest in Crosspoint Venture Partners.

 (7) Includes 22,169 shares held by Mr. Goguen individually and 7,981,242 shares held by entities affiliated with Sequoia Capital. Mr. Goguen is a general partner of Sequoia Capital and is a director of the Company. Mr. Goguen disclaims beneficial ownership of shares held by those entities, except to the extent of his proportional interest arising from his partnership interest in Sequoia Capital.

 (8) Includes 38,742 shares held by Mr. Brooks individually and 4,154,572 shares held by entities affiliated with Mayfield Fund. Mr. Brooks is a general partner of Mayfield Fund and is a director of the Company. Mr. Brooks disclaims beneficial ownership of shares held by those entities, except to the extent of his proportional interest arising from his partnership interest in Mayfield Fund.

 (9) Represents 2,004,000 shares held by Mr. Jiang individually and 300,000 shares held by the E. W. Z. Jiang Trust 1999 u/i dtd October 22, 1999 of which he is a trustee and has voting and dispositive power over.

(10) Represents 135,000 shares held by Ms. Quinn individually, 1,000 shares owned by her spouse and 1,000 shares held by the M. N. Quinn Trust 2000 of which she is a trustee and has voting and dispositive power over.

(11) Represents 865,000 shares held by Mr. Maguire individually, 1,000 shares owned by his spouse and 600 shares owned by his dependent children.

(12) Includes all shares referenced above by Messrs. Alessandrini, Cao, Neiman, Goguen, Reyes, Brooks, Cerf, Faggin, Smith, Jiang, Chao, Kinard, Florence, Casebolt, Pickering, Mao and Maguire and Ms. Quinn.

                              CERTAIN TRANSACTIONS

     Since the beginning of our last fiscal year ended June 30, 2000, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest other than compensation agreements and other arrangements, except for the transactions described below.

SALES OF OUR COMMON STOCK AND PREFERRED STOCK

     Common Stock. The following table summarizes the private placement transactions in which we sold common stock since the beginning of the fiscal year ended June 30, 2000 to our directors, executive officers, 5% stockholders and persons and entities affiliated with them. In determining the fair market value of our common stock prior to the date of our initial public offering on February 3, 2000, our board of directors, in each case, took into consideration a number of factors, including our operating results and financial condition at the time of each purchase, key developments affecting our business and, where relevant, the most recent price of our preferred stock in connection with financing transactions with independent investors.

                                        DATES OF       PRICE PER     SHARES OF
              PURCHASER                 PURCHASE         SHARE      COMMON STOCK
              ---------                 --------       ---------    ------------
Walter Alessandrini...................  10/12/99(1)     $ 0.39          521,559
Simon Cao.............................    8/4/99(1)       0.10          900,000
                                        10/12/99(1)       0.39        1,020,726
Gregory Reyes Jr. ....................    2/1/00(2)       3.34           40,000
Federico Faggin.......................   1/28/00(3)       3.34           40,000
                                          2/3/00         36.00            1,200
Joel Smith............................   1/28/00(3)       3.34           40,000
                                          2/3/00         36.00            1,200
Paul Jiang............................   7/22/99(4)       0.03          450,000
                                        11/26/99(1)       2.67          150,000
Peter Maguire.........................    8/4/99(1)       0.10          825,000
                                          2/3/00         36.00            1,600
Jessy Chao............................  11/26/99(1)       2.67          150,000
                                          2/3/00         36.00            1,200
James Pickering.......................   10/1/99(1)       0.39          263,880
Anthony Florence......................  11/19/99(1)       2.34          195,000
Margaret Quinn........................   10/8/99(1)       0.39          135,000
                                          2/3/00         36.00            2,000
Brett Casebolt........................   1/31/00(1)      13.00          195,000
                                          2/3/00         36.00            2,500
Brian Kinard..........................  10/22/99(1)       1.00          150,000
                                          2/3/00         36.00            1,000

---------------
(1) These purchases of common stock resulted from the exercises of stock purchase rights under our 1998 Stock Plan. Each purchaser signed a secured full recourse promissory note as consideration for this purchase. For a description of these promissory notes, please see "-- Loans to Executive Officers." The price per share for each of the following common stock purchases was equal to the fair market value of our common stock on the date of each purchase.

(2) The purchase of common stock by Mr. Reyes resulted from the early exercise of his stock option granted on December 10, 1999. The fair market value of our common stock on the date of Mr. Reyes' purchase was $28.00 per share.

(3) The purchases of common stock by Messrs. Faggin and Smith resulted from the early exercise of their stock options granted on December 10, 1999. The fair market value of our common stock on the date of their purchases was $13.00 per share.

(4) Mr. Jiang's purchase of common stock resulted from his exercises of stock purchase rights under our 1998 Stock Plan granted to him on December 7, 1998. Mr. Jiang signed a secured full recourse promissory note as consideration for this purchase. For a description of this promissory note, please see "-- Loans to Executive Officers." The fair market value of our common stock on the date of Mr. Jiang's purchase was $0.10 per share.

     Series D Preferred Stock. On September 14, 1999 and October 15, 1999, we sold our Series D preferred stock, at a price of $3.83 per share. Each share of Series D preferred stock was converted on February 3, 2000 into one share of common stock. Purchasers included the following officers, directors, 5% stockholders and persons and entities affiliated with them:

                                                     DATE OF      SHARES OF
                     PURCHASER                       PURCHASE    COMMON STOCK
                     ---------                       --------    ------------
Entities affiliated with Crosspoint Venture
  Partners*........................................   9/14/99     1,542,387
Entities affiliated with Sequoia Capital*..........   9/14/99     1,542,387
Entities affiliated with JAFCO America Ventures,
  Inc. ............................................  10/15/99     1,327,683
Entities Affiliated with Mayfield Fund*............   9/14/99       805,142

---------------
* Seth Neiman, Michael Goguen and Todd Brooks are general partners of Crosspoint Venture Partners, Sequoia Capital and Mayfield Fund, respectively, and each is a director of the Company. Each of Messrs. Neiman, Goguen and Brooks disclaims beneficial ownership of the shares purchased and held by entities affiliated with Crosspoint Venture Partners, Sequoia Capital and Mayfield Fund, respectively, except to the extent of his pecuniary interest in such shares.

OPTION GRANTS TO CERTAIN OFFICERS

     On July 25, 2000, Aspen Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, acquired substantially all of the assets of Holographix Inc. (the "Target"). Prior to the consummation of this acquisition, Mr. Kinard, the Company's Vice President and General Counsel, Ms. Quinn, the Company's Vice President, Human Resources and Administration, and Mr. Mao, the Company's Vice President, Product Marketing and Applications Strategy, were granted options to purchase shares of the Target's common stock under the Target's 2000 Stock Option Plan, as amended. Upon the closing of the acquisition, these shares converted into options to purchase the Company's common stock pursuant to the terms of the asset purchase agreement. Following the conversion Mr. Kinard held an option to purchase 45,000 shares of the Company's common stock with an exercise price of $6.46 per share, Ms. Quinn held an option to purchase 20,000 shares of the Company's common stock with an exercise price of $6.46 per share and Mr. Mao held an option to purchase 10,000 shares of the Company's common stock with an exercise price of $6.46 per share. On July 25, 2000, the fair market value of Avanex Corporation common stock was $138.25 per share.

LOANS TO EXECUTIVE OFFICERS

     Walter Alessandrini. In April 1999, in connection with Walter Alessandrini's purchase of 5,215,589 shares of our common stock, we loaned Dr. Alessandrini $278,165 under a secured full recourse promissory note with an annual interest rate of 4.99% compounded semi-annually. Principal and interest on the note become due and payable on April 30, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours.

     In April 1999, in connection with his purchase of a home, we loaned Dr. Alessandrini $300,000 under a secured full recourse loan with an annual interest rate of 4.9%. Principal and interest on this note become due and payable on the earlier of six months from that date on which he can sell shares of our common stock for an amount equal to the principal and interest owed on the note, or the termination of his employment with us. Dr. Alessandrini fully repaid us for this loan, including all principal and accrued interest, totaling $316,007.

     In October 1999, in connection with Dr. Alessandrini's purchase of 521,559 shares of our common stock, we loaned Dr. Alessandrini $201,669 pursuant to a secured full recourse promissory note which has an annual interest rate of 6.02% compounded semi-annually. Principal and interest on the note become due and payable on October 31, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on all of Dr. Alessandrini's loans during the fiscal year ended June 30, 2000 was $820,162.

     Simon Cao. In August 1999, in connection with Simon Cao's purchase of 900,000 shares of our common stock, we loaned Dr. Cao $90,000 under a secured full recourse promissory note with an annual interest rate of 5.96% compounded semi-annually. Principal and interest on the note were to become due and payable on August 4, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. In August 1999, in consideration for his continued employment with us, we agreed to forgive 25% of the principal and accrued interest under the note on each one-year anniversary of August 4, 1999 for so long as Dr. Cao remains our employee as of each anniversary.

     In October 1999, in connection with Dr. Cao's purchase of 1,020,726 shares of our common stock, we loaned Dr. Cao $394,681 under a secured full recourse promissory note with an annual interest rate of 6.02% compounded semi-annually. Principal and interest on the note become due and payable on October 12, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on all of Dr. Cao's loans during the fiscal year ended June 30, 2000 was $506,600.

     Paul Jiang. In July 1999, in connection with Paul Jiang's purchase of 450,000 shares of our common stock, we loaned Mr. Jiang $11,700 under a secured full recourse promissory note with an annual interest rate of 5.69% compounded semi-annually. Principal and interest on the note were to become due and payable on July 22, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. In July 1999, in consideration for his continued employment with us, we agreed to forgive 25% of the principal and accrued interest under the note on each one-year anniversary of July 22, 1999 for so long as Mr. Jiang remains our employee as of each anniversary.

     In November 1999, in connection with Mr. Jiang's purchase of 150,000 shares of our common stock, we loaned Mr. Jiang $400,000 under a secured full recourse promissory note with an annual interest rate of 6.2% compounded semi-annually. Principal and interest on the note become due and payable on November 26, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on all of Mr. Jiang's loans during the fiscal year ended June 30, 2000 was $427,072.

     Peter Maguire. In August 1999, in connection with Peter Maguire's purchase of 825,000 shares of our common stock, we loaned him $82,500 under a secured full recourse promissory note with an annual interest rate of 5.96% compounded semi-annually. Principal and interest on the note become due and payable on August 4, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Mr. Maguire's loan during the fiscal year ended June 30, 2000 was $86,959.

     Jessy Chao. In November 1999, in connection with Jessy Chao's purchase of 150,000 shares of our common stock, we loaned Mr. Chao $400,000 under a secured full recourse promissory note with an annual interest rate of 6.2% compounded semi-annually. Principal and interest on the note become due and payable on November 26, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Mr Chao's loans during the fiscal year ended June 30, 2000 was $414,859.

     James Pickering. In October 1999, in connection with James Pickering's purchase of 263,880 shares of our common stock, we loaned him $102,034 under a secured full recourse promissory note with an annual interest rate of 5.54% compounded semi-annually. Principal and interest on the note become due and payable on October 1, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Mr Pickering's loan during the fiscal year ended June 30, 2000 was $106,261.

     Anthony Florence. In November 1999, in connection with Anthony Florence's purchase of 195,000 shares of our common stock, we loaned him $455,000 under a secured full recourse promissory note with an annual interest rate of 5.99% compounded semi-annually. Principal and interest on the note become due and payable on November 19, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours.

     In November 1999, in connection with Anthony Florence's employment offer, we loaned Mr. Florence $125,000 under an unsecured full recourse promissory note with an annual interest rate of 5.57%. Principal and interest on the note become due and payable on the earliest of six months from that date on which he can sell shares of our common stock for an amount equal to the principal and interest owed on the note, or May 19, 2001, or the termination of Mr. Florence's employment with us. The largest amount of principal and accrued interest outstanding on Mr. Florence's loans during the fiscal year ended June 30, 2000 was $601,130.

     Margaret Quinn. In October 1999, in connection with Margaret Quinn's purchase of 135,000 shares of our common stock, we loaned her $52,200 under a secured full recourse promissory note with an annual interest rate of 6.02% compounded semi-annually. Principal and interest on the note become due and payable on October 8, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event she ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Ms Quinn's loan during the fiscal year ended June 30, 2000 was $54,518.

     Brian Kinard. In October 1999, in connection with Brian Kinard's purchase of 150,000 shares of our common stock, we loaned him $150,000 under a secured full recourse promissory note with an annual interest rate of 6.02% compounded semi-annually. Principal and interest on the note become due and payable on October 22, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Mr. Kinard's loan during the fiscal year ended June 30, 2000 was $156,304.

     Brett Casebolt. In January, 2000, in connection with Brett Casebolt's purchase of 195,000 shares of our common stock, we loaned him $2,535,000 under a secured full recourse promissory note with an annual interest rate of 6.21% compounded semi-annually. Principal and interest on the note become due and payable on January 31, 2005. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Mr. Casebolt's loan during the fiscal year ended June 30, 2000 was $2,600,305.

STOCK OPTION GRANTS TO CERTAIN DIRECTORS

     In December 1999, we granted to each of Vint Cerf, Federico Faggin, Gregory Reyes, Jr. and Joel Smith options to purchase 40,000 shares of our common stock at $3.34 per share. These options were granted under our 1998 Stock Plan. Each of these options vests over a four year period with one-fourth of the shares under each option vesting on December 10, 2000 and the remaining shares vesting ratably monthly after that date. These options gave each director the right to exercise the option at any time subject to our right to repurchase any unvested shares upon the director ceasing to provide services to us.

INDEMNITY AGREEMENTS

     The Company has entered into indemnity agreements with all executive officers and directors that provide, among other things, that the Company will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements she or he may be required to pay in actions or proceedings that she or he is or may be made a party by reason of her or his position as a director, executive officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

OTHER TRANSACTIONS

     In June 1999, in connection with Peter Maguire's beginning his employment with us, we paid him a bonus of $100,000. This bonus must be repaid if he voluntarily terminates his employment with us or we terminate his employment for cause. Although this transaction occurred during the fiscal year ended June 30, 1999, the amount of the bonus that must be repaid in this event is reduced by $8,333 per full month that he remains employed with us. Therefore, this liability of Mr. Maguire was extinguished as of June 30, 2000.

     Dr. Cerf is both the Company's director and Senior Vice President of Internet Architecture and Technology for WorldCom, Inc. (formerly MCI WORLDCOM, Inc.). WorldCom is a major customer of the Company and accounted for 92% of our revenue in the last fiscal year. We expect that WorldCom will continue to account for a large part of our revenue in the current fiscal year.

     We believe that the foregoing transactions were in our best interest. As a matter of policy the transactions were, and all future transactions between us and any of our officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except (i) Messrs. Cao, Chao, Jiang, Mao, Reyes and Smith timely reported all transactions but reported an incorrect number of shares owned on the Initial Statement of Beneficial Ownership on Form 3 due to a clerical error, which were corrected by amending the Forms 3, and (ii) each of U.S. Information Technology No. 2 Investment Enterprise Partnership, Sequoia Capital VII, Federico Faggin, Vint Cerf, Joel Smith, Peter Maguire, Jessy Chao and Margaret Quinn were unknowingly delinquent in timely filing one Change in Beneficial Ownership on Form 4 for the most recent fiscal year, which delinquencies were subsequently corrected by filing Forms 5 for these entities and persons.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Directors who are also executive officers do not receive any additional compensation for serving as members of the Board of Directors or any committee of the Board of Directors. During the last fiscal year, Vint Cerf, Federico Faggin, Gregory Reyes, Jr. and Joel Smith joined the Board of Directors prior to our initial public offering and received an initial option to purchase 40,000 shares of common stock. Any future non-employee directors elected to the Board will receive an option to purchase 40,000 shares of common stock, and all non-employee directors who served for at least six months will receive an option to purchase 10,000 shares of common stock under our 1999 Director Option Plan on the date of the annual stockholders meeting. Each initial stock option grant of 40,000 shares will vest as to 10,000 shares per year on the anniversary of the grant date of the stock option and each subsequent grant of 10,000 shares will vest fully vest on the anniversary of its grant date. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     During the last fiscal year, the Company granted options covering 160,000 shares to four non-employee directors of the Company, at a weighted average exercise price per share of $3.34. In determining the fair market value of our common stock prior to the date of our initial public offering, which occurred on February 3, 2000, our board of directors, in each case, took into consideration a number of factors, including our operating results and financial condition at the time of each purchase, key developments affecting our business and, where relevant, the most recent price of our preferred stock in connection with financing transactions with independent investors. For the period beginning on our initial public offering date and ending on June 30, 2000, we have not granted options to any director; however, the fair market value of such common stock on the date of grant after our initial public offering will be based on the closing sales price reported on the Nasdaq National Market for the date of grant. As of June 30, 2000, no options had been granted under the Directors' Plan.

EXECUTIVE COMPENSATION

     The following table sets forth information for the years ended June 30, 1999 and June 30, 2000, regarding the compensation of our chief executive officer and each of our four most highly-compensated executive officers whose salary and bonus for the fiscal years ended June 30, 1999 and June 30, 2000 were in excess of $100,000 on an annualized basis:

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                 ANNUAL COMPENSATION                      AWARDS
                                   ------------------------------------------------    ------------
                                                                                        RESTRICTED
            NAME AND                                                 OTHER ANNUAL         STOCK
       PRINCIPAL POSITION          YEAR    SALARY($)    BONUS($)    COMPENSATION($)       AWARDS
       ------------------          ----    ---------    --------    ---------------    ------------
Walter Alessandrini..............  2000    $275,000     $150,000             --            --(3)
  President and Chief Executive    1999      74,038(1)    37,500(1)     $26,604(2)         --(4)
  Officer
Simon Cao........................  2000     169,244           --             --            --(5)
  Senior Vice President,           1999     138,544           --             --            --
  Product Development
Paul Jiang.......................  2000     138,707           --             --            --(6)
  Vice President, Manufacturing
  and                              1999     125,381           --             --            --
  Vendor Management
Peter Maguire....................  2000     165,006           --        218,507            --
  Vice President, Worldwide Sales  1999       1,904(7)   100,000(7)          --            --(8)
James Pickering..................  2000     120,585(9)    20,000(9)          --            --(10)
  Vice President, Quality          1999          --(11)       --             --            --

---------------
 (1) Dr. Alessandrini joined us in March 1999. He is currently compensated at an annual salary of $275,000 with an annual performance-based bonus of $150,000, which was paid pro rata for the period from March 22, 1999 through June 30, 1999.

 (2) Represents relocation expenses paid to Dr. Alessandrini through June 30, 1999.

 (3) In October 1999, Dr. Alessandrini purchased 521,559 shares of restricted stock at $0.39 per share (the fair market value on the day of exercise). These shares are subject to our right of repurchase that lapses over four years and lapsed as to one-fourth of his shares on March 22, 2000, with the repurchase right lapsing ratably monthly after that date. Dividends, if any, paid on this stock will be subject to the same escrow restrictions as the underlying shares.

 (4) In April 1999, Dr. Alessandrini purchased 5,215,589 shares of restricted stock at $0.05 per share (the fair market value on the day of exercise). These shares are subject to our right of repurchase that lapses over four years and lapsed as to one-fourth of his shares on March 22, 2000, with the repurchase right lapsing ratably monthly after that date. As of June 30, 2000, Dr. Alessandrini held an aggregate of 3,944287 shares of restricted common stock, which had an aggregate fair market value of $376,679,409. Dividends, if any, paid on this stock will be paid to Dr. Alessandrini.

 (5) In August 1999, Dr. Cao purchased 900,000 shares of restricted stock at $0.10 per share (the fair market value on the day of exercise). These shares are subject to our right of repurchase that lapses over four years and lapsed as to one-fourth of his shares on June 17, 2000, with the repurchase right lapsing ratably monthly after that date. In addition, on October 1999, Dr. Cao purchased 1,020,726 shares of restricted stock at $0.39 per share. These shares are subject to our right of repurchase that lapses over four years and lapses as to one-fourth of his shares on October 8, 2000, with the repurchase right lapsing ratably monthly after that date. As of June 30, 2000, Dr. Cao held an aggregate of 2,764,476 shares of restricted common stock, which had an aggregate fair market value of $264,007,458. Dividends, if any, paid on this stock will be paid to Dr. Cao.

 (6) In July 1999, Mr. Jiang purchased 450,000 shares of restricted stock at $0.03 per share (the fair market value on the day of exercise). These shares are subject to our right of repurchase that lapses over four years and lapsed as to one-fourth of his shares on February 8, 1999, with the repurchase right lapsing ratably monthly after that date. In addition, on November 1999, Mr. Jiang purchased 150,000 shares of restricted stock at $2.67 per share. These shares are subject to our right of repurchase that lapses over four years and lapses as to one-fourth of his shares on November 23, 2000, with the repurchase right lapsing ratably monthly after that date. As of June 30, 2000, Mr. Jiang held an aggregate of 1,087,500 shares of restricted common stock, which had an aggregate fair market value of $103,856,250. Dividends, if any, paid on this stock will be paid to Mr. Jiang.

 (7) Mr. Maguire joined us on June 28, 1999 and received $1,904 in salary during the fiscal year ended June 30, 1999. He is currently compensated at an annual salary of $165,000. In connection with the start of his employment with us, he received a $100,000 bonus. If he terminates his employment or if we terminate his employment for cause, he must repay this bonus. However, the amount of the bonus that must be repaid is reduced by $8,333 per full month that he remains employed by us.

 (8) In August 1999, Mr. Maguire exercised an option to purchase 825,000 shares of stock at $0.10 per share (the fair market value on the day of exercise), subject to our right to repurchase any unvested shares in the event of the termination of his employment. These shares vest over four years with one-fourth of his shares having vested on June 28, 2000 and the remaining shares vesting ratably monthly thereafter. As of June 30, 2000, Mr. Maguire held 618,750 shares of restricted common stock, which had an aggregate fair market value of $59,090,625. Dividends, if any, paid on this stock will be paid to Mr. Maguire.

 (9) Mr. Pickering joined us in September 1999. He is currently compensated at an annual salary of $150,000. He received a $20,000 bonus upon commencing employment with us.

(10) In October 1999, Mr. Pickering exercised an option to purchase 263,880 shares of stock at $0.39 per share (the fair market value on the day of exercise), subject to our right to repurchase any unvested shares in the event of the termination of his employment. These shares vest over four years with one-fourth of his shares having vested on August 2, 2000 and the remaining shares vesting ratably monthly thereafter. As of June 30, 2000, Mr. Pickering held 263,880 shares of restricted common stock, which had an aggregate fair market value of $25,200,540. Dividends, if any, paid on this stock will be paid to Mr. Pickering.

(11) Mr. Pickering was not an employee of ours in fiscal year 1999.

             EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

     From time to time, we have entered into employment agreements and change of control agreements with our executive officers, including the executive officers listed in the "Summary Compensation Table." The following are the employment agreements and change of control agreements with our chief executive officer and each of our four most highly compensated executive officers whose salary and bonus for the years ended June 30, 1999 and June 30, 2000 were in excess of $100,000 on an annualized basis.

     Walter Alessandrini. In March 1999, Walter Alessandrini accepted our offer of employment. The offer letter provides that Dr. Alessandrini is entitled to receive an annual salary of $275,000 and a bonus of $150,000 during his first year of employment, to be paid based on the achievement of performance-based milestones. His employment with us is on an at-will basis. In connection with this offer letter, in April 1999,

Dr. Alessandrini purchased, at a price of $0.05 per share, 5,215,589 shares of our common stock, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and as to one-fourth of these shares on March 22, 2000, with the repurchase right lapsing ratably monthly after that date. Any shares as to which the repurchase right has not lapsed are subject to repurchase by us in the event of the termination of his employment.

     The offer letter also provided that we would loan Dr. Alessandrini up to $300,000 in connection with the purchase of a home. For further discussion of this loan, please see "Certain Transactions -- Loans to Executive Officers." The offer letter also provides that if we terminate his employment with us without cause then he will receive six months of salary and bonus and our right to repurchase his shares under this offer letter will lapse as to a number of shares equal to the greater of:

     - one-fourth of these shares, if he was terminated before March 22, 2000;
       or

     - an additional one-eighth of these shares if he was terminated on or after March 22, 2000.

     In addition, the offer letter provides that if he cannot serve as our Chief Executive Officer for any period of time due to a legal restraint or litigation in connection with a Confidentiality and Non-Competition Agreement that he entered into with his previous employer, Pirelli Cables and Systems North America, LLC, then we shall pay him up to $100,000 in salary in monthly installments for up to six months during the period that he is not serving as our Chief Executive Officer.

     In October 1999, Dr. Alessandrini purchased 521,559 shares of our common stock, at a price of $0.39 per share, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and as to one-fourth of his shares on March 22, 2000 with the repurchase right lapsing ratably monthly after that date. Each of the restricted stock purchase agreements relating to these purchases provides that, upon a change of control, the lapsing of our right of repurchase will be accelerated so that at least 50% of the common stock purchased under each restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under each of his restricted stock purchase agreements.

     Simon Cao. On January 2, 1998, Simon Cao accepted our offer of employment. Initially, Dr. Cao was entitled to receive an annual salary of $125,000. On September 8, 1998, Dr. Cao agreed to amend his initial offer letter to increase his annual salary to $140,000. In August 1999, our board of directors increased his annual salary to $180,024. His employment with us is on an at-will basis. In connection with this offer letter, in January 1998, Dr. Cao purchased, at a price of $0.0007 per share, 2,700,000 shares of our common stock, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapsed as to one-fourth of these shares on January 13, 1999 with the repurchase right lapsing ratably monthly after that date.

     In August 1999, Dr. Cao purchased, at a price of $0.10 per share, 900,000 shares of our common stock and in October 1999 purchased, at a price of $0.39 per share, 1,020,726 shares of our common stock, in each case under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapses as to one-fourth of the shares purchased in August 1999, on June 17, 2000 and as to one-fourth the shares purchased in October 1999, on October 8, 2000. The repurchase right lapses ratably monthly after these dates. Each of the restricted stock purchase agreements relating to these purchases provide that, upon a change of control, the lapsing of our repurchase right will be accelerated so that at least 50% of the common stock purchased under each restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under each of his restricted stock purchase agreements.

     Paul Jiang. In January 1998, Paul Jiang accepted our offer of employment. His offer letter provided that he was entitled to receive an annual salary of $115,000. On September 8, 1998, Mr. Jiang agreed to amend his initial offer letter to increase his annual salary to $126,500. In August 1999, our board of directors increased his annual salary to $140,000. His employment with us is on an at-will basis. In connection with this offer letter, in January 1998, Mr. Jiang was granted an option to purchase 1,800,000 shares of our common stock, at an exercise price of $.0007 per share, which he exercised in February 1998 under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapsed as to one-fourth of these shares on February 3, 1999 with the purchase right lapsing ratably monthly after that date.

     In July 1999, Mr. Jiang purchased 450,000 shares of our common stock, at a price of $0.03 per share, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four year period and lapsed as to one-fourth of the shares purchased on February 8, 1999 with the purchase right lapsing ratably monthly after that date. In November 1999, Mr. Jiang purchased 150,000 shares of our common stock, at a price of $2.67 per share, under a restricted stock agreement. These shares are subject to a right of repurchase that lapses over a four-year period and as to one-fourth of his shares on November 23, 2000 with the repurchase right lapsing monthly after that date. Each of the restricted stock purchase agreements relating to these purchases provide that, upon a change of control, the lapsing of our repurchase right will be accelerated so that at least 50% of the common stock purchased under each restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under each of his restricted stock purchase agreements.

     Peter Maguire. In June 1999, Peter Maguire accepted our offer of employment. His offer letter provided that he is entitled to receive an annual salary of $165,000 and a bonus of $100,000 during his first year of employment. If he terminates his employment or if we terminate his employment for cause, he must repay this bonus. However, the amount of the bonus that must be repaid is reduced by $8,333 per full month that he remains employed by us. His offer letter provided that he receives a sales commission, to be negotiated annually, equal to 0.5% of our sales made by June 30, 2000. This commission will be paid upon the collection of the sales and on a quarterly basis. His employment with us is on an at-will basis.

     In connection with this offer letter, in July 1999, Mr. Maguire purchased at a price of $0.10 per share, 825,000 shares of our common stock, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapses as to one-fourth of the shares on June 28, 2000 with the repurchase right lapsing ratably monthly after this date. The restricted stock purchase agreement relating to this purchase provides that, upon a change of control, the lapsing of our repurchase right will be accelerated so that at least 50% of the common stock purchased under this restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under his restricted stock purchase agreement.

     Jim Pickering. In August 1999, Jim Pickering accepted our offer of employment. His offer letter provided that he is entitled to receive an annual salary of $150,000 and a bonus of $20,000 upon his commencement of employment with us. His employment with us is on an at-will basis.

     In connection with this offer letter, in October 1999, Mr. Pickering purchased at a price of $0.39 per share, 263,880 shares of our common stock, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapses as to one-fourth of the shares on August 2, 2000 with the repurchase right lapsing ratably monthly after this date. The restricted stock purchase agreement relating to this purchase provides that, upon a change of control, the lapsing of our repurchase right will be accelerated so that at least 50% of the common stock purchased under this restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under his restricted stock purchase agreement.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                  COMPENSATION

     The material in this report and under the caption "Performance Measurement Comparison" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") was established in April 1999. The Committee consists of Messrs. Brooks, Goguen and Neiman, none of whom are employees or officers of the Company. Dr. Alessandrini, the Company's President and Chief Executive Officer, resigned from the Committee in December 1999, prior to our initial public offering.

     The objectives of the Committee are to align executive compensation with the Company's business objectives and performance, to enable the Company to attract, retain and reward executive officers of outstanding ability who contribute to our long-term success. The Committee is responsible for setting and administering the policies governing annual compensation of executive officers. The Committee considers the performance of executive officers and makes recommendations regarding their cash and equity compensation to the board of directors. Additionally, the Committee is routinely consulted and makes recommendations regarding the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly.

  Compensation Philosophy

     The Company operates in the highly competitive and rapidly changing high technology industry. The Committee believes that the compensation programs for the executive officers must be designed to attract, motivate and retain talented executives responsible for the long-term success of the Company and the creation of stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock. To date, the compensation of executive officers has reflected a "start-up" compensation strategy with the salary component at lower levels and the stock component at higher levels than might otherwise be applicable in an established company environment. During fiscal year 2001, the Committee expects to modify the executive compensation program to reflect competitive base salary, bonus and equity compensation practices of similar companies in the telecommunications and high technology industries, with which the Company competes for executive management talent.

  Executive Officer Compensation

     Executive officer compensation consists of base salary, incentive pay and participation in benefit plans generally available to other employees. The Committee considers market information from published survey data provided to the Committee by the Company's human resources staff. The market data consists primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs of other similar companies in the telecommunications and high technology industries.

     Cash Compensation

     The members of the Board of Directors reviewed and approved fiscal 2000 cash compensation for executive officers in September 1999. Base salaries and other elements of cash compensation were determined based on an executive's job responsibilities, level of experience, individual performance and contribution to the business and using competitive compensation data from similar companies as described above. No specific formula was applied to determine the weight of each factor.

     Equity Compensation

     The Committee believes that equity ownership provides significant motivation to executive officers to maximize value for the Company's stockholders and, therefore, will periodically grants stock options under our stock option plan. Stock options will be granted at the current market price and will only have value if our stock price increases over the exercise price. The Committee will determine the size and frequency of option grants for executive officers, after consideration of recommendations from the CEO. Recommendations for equity compensation are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company and previous option grants to such executive officers. Prior to the Company's initial public offering, equity awards for executive officers, including the CEO, were made in the form of restricted stock grants, which were purchased by the executive officers at fair market value and are subject to the right of repurchase by the Company on the unvested shares, if the executive officer ceases to provide services to the company. Generally, equity grants vest 25% twelve months after commencement of employment or after the date of grant and continue to vest monthly thereafter at a rate of 1/48 of the total amount of the grant over three years, conditional upon continued employment with the Company.

     Chief Executive Officer Compensation

     With respect to the compensation of Dr. Alessandrini for the 2000 fiscal year, the Board recognized his unique role and responsibility as President and Chief Executive Officer of the Company, but otherwise used substantially the same criteria described above in setting the CEO's annual cash and equity compensation. Dr. Alessandrini's compensation in fiscal year 2000 remained unchanged from the compensation package determined at commencement of his employment in April, 1999. In addition to his base salary, Dr. Alessandrini was paid a quarterly performance bonus in fiscal year 2000 and is eligible to receive a quarterly performance bonus in fiscal year 2001. Payment of the CEO's bonus is dependent on the Company achieving certain performance goals and the Committee's subjective evaluation of the CEO's overall performance.

  Section 162(m)

     The Company has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of
Section 162(m).

     Respectfully submitted by the members of the Compensation Committee of the
Company:

                                          Seth Neiman, Chairman
                                          Todd Brooks
                                          Michael Goguen

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee currently consists of Messrs. Brooks, Goguen and Neiman. In December 1999, prior to our initial public offering, Dr. Alessandrini, our President and Chief Executive Officer, resigned from the compensation committee. Other than Dr. Alessandrini, none of the members of our compensation committee is currently or has been, at any time since our formation, one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Messrs. Brooks, Goguen and Neiman are partners at the Mayfield Fund, Sequoia Capital and Crosspoint Venture Partners respectively. Prior to the formation of the compensation committee, compensation decisions were made by our entire board of directors. Drs. Alessandrini and Cao did not participate in decisions with respect to their own compensation.

REPORT OF THE AUDIT COMMITTEE

     The audit committee is comprised of Dr. Faggin and Messrs. Smith and Reyes, each of whom is independent (as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards). The Board of Directors has adopted a written charter for the audit committee. The audit committee's charter is attached as an exhibit to this proxy statement. The audit committee amongst other things: (1) reviews on a continuing basis the adequacy of the Company's system of internal controls, (2) recommends the appointment of independent auditors to the Board of Directors, (3) reviews fee arrangements with the independent auditors, (4) reviews the independent auditors' proposed audit scope, approach, and independence, (5) discusses with the Company's independent auditors the financial statements and audit findings, including discussing with the Company's independent auditors any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented, (6) reviews the written disclosures and the letter from the Company's independent auditors required by ISB Standard No. 1, as may be modified or supplemented, (7) reviews on a continuing basis the activities, organizational structure and qualifications of the Company's finance department, and (8) reviews and discusses the audited financial statements with management. Based on all of the foregoing, the audit committee recommended that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2000.

     Respectfully submitted by the members of the audit committee of the
Company:

                                          Joel Smith, Chairman
                                          Federico Faggin
                                          Greg Reyes

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The graph below provides an indicator of cumulative total shareholder returns for Avanex as compared with the NASDAQ Composite Index and S&P Technology Sector Index weighted by market value at each measurement point.

                            [PERFORMANCE GRAPH]<QC>

     This graph covers the period of time beginning February 4, 2000, when Avanex's common stock was first traded on the Nasdaq National Market, through June 30, 2000.

-----------------------------------------------------------------------------
                                                   CUMULATIVE TOTAL RETURN(2)
                                                   --------------------------
                                                     2/3/00         6/30/00
-----------------------------------------------------------------------------
 Avanex Corporation                                   100.00        $265.28
-----------------------------------------------------------------------------
 NASDAQ Composite Index                               100.00         103.82
-----------------------------------------------------------------------------
 S&P Technology                                       100.00          93.45
-----------------------------------------------------------------------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Assumes $100 invested on February 3, 2000, in Avanex common stock at our initial public offering price of $36.00 per share, the NASDAQ Composite Index and the S&P Technology Sector Index and reinvestment of dividends.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ JUDITH O'BRIEN
                                          --------------------------------------
                                          Judith O'Brien, Secretary

September 21, 2000

     THE COMPANY SHALL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF THE ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE ANNUAL REPORT, UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO AVANEX CORPORATION, 40919 ENCYCLOPEDIA CIRCLE, FREMONT, CALIFORNIA 94538 ATTN: BRIAN KINARD, VICE PRESIDENT AND GENERAL COUNSEL.

                                    EXHIBIT

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                                       OF
                               AVANEX CORPORATION

PURPOSE:

     The purpose of the Audit Committee of the Board of Directors of Avanex Corporation and its subsidiaries (the "Company"), shall be to make such examinations as are necessary to monitor the Company's systems of internal control and the reliability of its financial policies, to review and report to the Board of Directors the appropriateness of the Company's accounting policies, compliance with legal and regulatory matters and the independence and performance of the Company's internal auditors and independent accountants, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors' attention.

     In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

MEMBERSHIP:

     THE AUDIT COMMITTEE MEMBERS WILL BE APPOINTED BY, AND WILL SERVE AT THE DISCRETION OF, THE BOARD OF DIRECTORS AND WILL CONSIST OF AT LEAST THREE MEMBERS OF THE BOARD OF DIRECTORS, MEETING THE FOLLOWING CRITERIA:

          1. Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

          2. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer with financial oversight responsibilities; and

          3. (i) Each member will be an independent director, as defined in NASDAQ Rule 4200; or (ii) if the Board of Directors determines it to be in the best interests of the Company and its shareholders to have one (1) non-independent director, and the Board of Directors discloses the reasons for the determination in the Company's next annual proxy statement, then the Company may appoint one (1) non-independent director to the Audit Committee if the director is not a current employee or officer, or an immediate family member of a current employee or officer.

RESPONSIBILITIES:

     The responsibilities of the Audit Committee shall include:

          1. Reviewing on a continuing basis the adequacy of the Company's system of internal controls.

          2. Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company's finance department.

          3. Recommending the appointment of independent auditors to the Board of Directors.

          4. Reviewing fee arrangements with the independent auditors.

          5. Reviewing the independent auditors' proposed audit scope, approach, and independence.

          6. Reviewing the performance of the independent auditors, who shall be accountable to the Board and the Audit Committee.

          7. Discussing with the Company's independent auditors the financial statements and audit findings, including discussing with the Company's independent auditors any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented;

          8. Reviewing the written disclosures and the letter from the Company's independent auditors required by ISB Standard No. 1, as may be modified or supplemented;

          9. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

          10. Reviewing before release the audited financial statements and Management's Discussion and Analysis in the Company's annual report on Form 10-K;

          11. Ensuring that the Company's independent auditors review the Company's interim financial statements included in quarterly reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

          12. Reviewing before release the unaudited quarterly operating results in the Company's quarterly earnings release;

          13. Overseeing compliance with the requirements of the Securities and Exchange Commission for disclosure of independent auditor's services and audit committee members and activities;

          14. Reviewing management's monitoring of compliance with the Company's Standards of Business Conduct and with the Foreign Corrupt Practices Act;

          15. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

          16. Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

          17. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

          18. Reviewing related party transactions for potential conflicts of interest;

          19. Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulations S-K and Item 7(e)(3) of
     Schedule 14A;

          20. Reviewing its own structure, processes and membership requirements; and

          21. Performing other oversight functions as requested by the full Board of Directors.

     In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.

     The Audit Committee is authorized to conduct any investigation appropriate to fulfilling its responsibilities and may retain, at the Company's expense, such consultants and experts as it deems necessary to assist it in conducting any such investigation.

MEETINGS:

     The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

     The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The

Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.

MINUTES:

     The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

                                 FORM OF PROXY

                               AVANEX CORPORATION

    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 24, 2000.

    The undersigned hereby appoints Walter Alessandrini and Judith O'Brien and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Avanex Corporation, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Avanex Corporation to be held at the Marriott Hotel, 46100 Landing Parkway, Fremont, California, 94538, telephone: (510) 413-3766 on Tuesday October 24, 2000 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1, IF YOU DO NOT VOTE FOR THE ELECTION OF A NOMINEE AND DO NOT SPECIFICALLY WITHHOLD YOUR VOTE, THEN YOU WILL BE DEEMED TO HAVE GRANTED THE ABOVE PERSONS THE AUTHORITY TO VOTE FOR THE ELECTION OF SUCH NOMINEE OR NOMINEES. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                     PLEASE MARK [X] YOUR VOTE AS INDICATED

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To elect three directors to hold office until the 2003 Annual Meeting of Stockholders.

   (01) Walter Alessandrini    (02) Michael Goguen    (03) Gregory Reyes, Jr.

[ ] For All Nominees    [ ] Withheld From All Nominees    [ ]
                                                             ---------------------------------------------
                                                                 For All Nominees Except as Noted Above

                                      (Continued and to be signed on other side)

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending June 30, 2001.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

    Please Vote, Date And Promptly Return This Proxy In The Enclosed Return Envelope Which Is Postage Prepaid If Mailed In The United States.

                                                Dated  , 2000

                                                --------------------------------
                                                          Signature(s)

                                                    Please sign exactly as your
                                                name appears hereon. If the
                                                stock is registered in the names
                                                of two or more persons, each
                                                should sign. Executors,
                                                administrators, trustees,
                                                guardians and attorneys-in-fact
                                                should add their titles. If
                                                signer is a corporation, please
                                                give full corporate name and
                                                have a duly authorized officer
                                                sign, stating title. If signer
                                                is a partnership, please sign in
                                                partnership name by authorized
                                                person.